Light & Wonder, Inc.
Reports Third Quarter 2026 Results
Light & Wonder Delivered Another Quarter of Earnings Growth and Strong Cash Generation, Driven by Its Content-Led, Cross-Platform Business Model
Continued Scaling of High-Quality Recurring Revenue(1) with North American Gaming Operations Premium Installed Base Growing for a 25th Consecutive Quarter
Robust Product and Content Roadmap Exhibited at Australasian Gaming Expo (“AGE”) and Global Gaming Expo (“G2E”) Expected to Build Momentum into Q4 FY 2026 and FY 2027
Financial Highlights
•Net income increased 17% to $133 million, up 28% on a per share basis(2), alongside Consolidated Adjusted EBITDA (“Consolidated AEBITDA”)(3) growth of 2%, Adjusted NPATA(3) growth of 7%, and EPSa(2)(3) growth of 17%.
•Continued execution on our strategy to scale high-quality recurring revenue(1), leading to enhanced cash flow, driven by a 2,657-unit(4) increase in North American Gaming operations premium installed base and the addition of 1,487 Grover charitable gaming (“Grover”) units added on a year-over-year basis, while iGaming achieved another quarter of double-digit year-over-year growth on strong 1PP content(5).
•Generated another quarter of strong cash flow, with net cash provided by operating activities up 28% and Adjusted free cash flow(3) up 21%. Segment AEBITDA margins (“margin”)(6) remained strong, reflecting our focus on operational efficiency, product mix and cash management.
•Balance sheet deleveraged, with the principal face value of debt outstanding(7) reduced by $153 million during the quarter to $5.0 billion, from $5.2 billion as of June 30, 2026, and net debt leverage ratio(3) reduced to 3.3x, from 3.4x as of June 30, 2026. The Company remains on track to continue to reduce net debt leverage ratio(3) toward 3.0x by the end of FY 2026 and below 3.0x during 1H FY 2027(8).

LAS VEGAS — November 4, 2026 — Light & Wonder, Inc. (ASX: LNW) (“Light & Wonder,” “L&W,” “we” or the “Company”) today reported results for the third quarter ended September 30, 2026.
Light & Wonder delivered another quarter of earnings growth and strong margins, underpinned by our content-led and cross-platform business model and continued strong cash flow generation. At G2E, we showcased our robust product and content roadmap, which is expected to drive momentum in the fourth quarter of 2026 and beyond.
Third quarter consolidated revenue was $824 million, down 2% year-over-year, and year-to-date revenue grew 1% year-over-year to $2,440 million. We continue to improve our quality of earnings by focusing on growing recurring revenue(1). Gaming operations (including Grover) and iGaming revenues were the primary growth drivers, both supported by operational momentum and content strength, partially offset by softness in Gaming systems and SciPlay revenue.

(1) Recurring revenue includes Gaming operations (inclusive of Grover), ongoing Gaming systems maintenance, table service/rental agreements, SciPlay and iGaming revenues.
(2) Per share amounts are calculated based on weighted average number of diluted shares.
(3) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(4) Excludes Grover charitable gaming units.
(5) Represents first-party content.
(6) Business segment AEBITDA is our primary segment measure of profit or loss.
(7) Principal face value of debt outstanding represents outstanding principal value of debt balances that conform to the presentation found in Note 10 to the Condensed Consolidated Financial Statements in our Form 10-Q for the quarter ended September 30, 2026.

(8) Represents forward-looking non-GAAP financial measures presented on a supplemental basis. Additional information on non-GAAP financial measures presented herein is available at the end of this release.

Net income was $133 million or $1.72 per share(1) for the quarter, up 17% and 28% year-over-year, respectively. Net cash provided by operating activities was $236 million, a 28% increase as compared to the prior year period.
The third quarter demonstrated continued earnings discipline and strong margins. Consolidated AEBITDA(2) grew 2% to $383 million, while Adjusted NPATA(2) increased 7% to $163 million, or 17% growth on a per share basis (“EPSa”)(1)(2) to $2.12, as compared to the prior year period. Adjusted free cash flow(2) was $181 million, a 21% increase year-over-year, underscoring the continued strength of our cash conversion.
Gaming revenue decreased 1% year-over-year to $554 million, from $558 million in the prior year period, due to declines in Gaming systems and Table products revenue. These decreases were partially offset by a 5% increase in Gaming machine sales revenue to $199 million and a 3% increase in Gaming operations revenue to $248 million, reflecting installed base growth and higher average daily revenue per unit.
North American Gaming operations premium installed base extended its growth streak to a 25th consecutive quarter, adding 2,657 units year-over-year, while Grover expanded by 1,487 units on a year-over-year basis. Gaming machine sales totaled 8,906 new units shipped globally in the quarter, at the high end of our prior guidance range, including more than 5,800 new units in North America.
iGaming continued to demonstrate strong execution, delivering another quarter of double-digit revenue growth of 13%. This was driven by continuing momentum in North America, 1PP content proliferation and partner network growth.
SciPlay revenue continued to reflect ongoing softness in the broader social casino free-to-play market. Direct-to-consumer (“DTC”) continues to grow as a percent of revenue, supporting earnings.
Matt Wilson, President and Chief Executive Officer of Light & Wonder, said, “Our content-centric operating model is enhancing our recurring revenue(3) business, as evidenced in the results. Sustained investment in studios and content is driving strong franchise performance across the portfolio, and our roadmap was well received at both the AGE and G2E, which builds our confidence heading into the fourth quarter and 2027. Gaming momentum continues, evidenced by our North American premium installed base growing for the 25th consecutive quarter. Further, Grover continues to scale across both existing and new markets. We’re encouraged by the momentum heading into the fourth quarter, with positive feedback from customers post trade shows, customer purchase intentions and recent industry data. To maximize both customer and shareholder value, we expect to leverage this momentum while staying focused on disciplined execution that drives strong cash flows and allows us to both reinvest in product innovation and talent and further reduce leverage to deliver on our commitment.”
Oliver Chow, Chief Financial Officer of Light & Wonder, said, “Our recurring revenue(3) base and margin discipline delivered strong cash generation, with year-to-date Adjusted free cash flow(2) of $545 million, up 49% year-over-year and in line with our full-year 2025 level. As signaled last quarter, we prioritized deleveraging over share repurchases, reducing our net debt leverage ratio(2) by approximately 0.1x sequentially, keeping us on track to fall below 3.0x during the first half of 2027(4). Importantly, we’re also investing deliberately across R&D and Gaming operations capital expenditures, as well as in AI and infrastructure to support both growth and efficiency across the business over time. We remain committed to prioritizing this deleveraging path in the fourth quarter and beyond, as we continue progressing toward our long-term financial targets(4).”

(1) Per share amounts are calculated based on weighted average number of diluted shares.
(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) Recurring revenue includes Gaming operations (inclusive of Grover), ongoing Gaming systems maintenance, table service/rental agreements, SciPlay and iGaming revenues.
(4) Represents forward-looking non-GAAP financial measures presented on a supplemental basis. Additional information on non-GAAP financial measures presented herein is available at the end of this release.

LEVERAGE, CAPITAL ALLOCATION AND BUSINESS UPDATE
•Principal face value of debt outstanding(1) was $5.0 billion, translating to a net debt leverage ratio(2) of 3.3x as of September 30, 2026, representing a 0.1x reduction from June 30, 2026 (3.4x), as we remain committed and on track to reduce our net debt leverage ratio(2) to below 3.0x during the first half of 2027(3).
•Returned $156 million of capital to shareholders year to date through the repurchase of approximately 1.8 million CHESS Depositary Interests (“CDIs”), unchanged from the previous quarter as no shares or CDIs were repurchased through our share repurchase program in the third quarter. Since initiation of the prior share repurchase program in March of 2022, the Company has returned $2.1 billion to shareholders through the repurchase of 26.2 million shares or CDIs. This represents 27% of total outstanding shares prior to the commencement of the programs. With approximately 88% of the current authorized share repurchase program utilized, we have remaining capacity of approximately $180 million(4).
Independent of our share repurchase program, during the third quarter we purchased 0.4 million CDIs on-market for approximately $30 million that are being held in trust by the Company’s employee equity plan administrator for future settlement of equity-based awards. This initiative is designed to offset dilution from vesting of existing and future equity awards.
•FY 2026 financial outlook: Full-year Consolidated AEBITDA(2) growth is expected to be toward the lower end of our previously announced range of mid-to-high single digits(3), with Adjusted NPATA(2) growing faster than Consolidated AEBITDA(3), and EPSa(2) growing faster than Adjusted NPATA(3) as we benefit from previous share buy-back activities. The outlook reflects weakness in the social casino market and some delayed timing of investments and capital expenditures of our customer base, partially offset by our growing recurring revenue(5) base and an expected seasonally strong fourth quarter.
SUMMARY RESULTS

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions except per share amounts)	2026	2025	2026	2025
Revenue	$824	$841	$2,440	$2,424
Net income	133	114	305	291
Net income per share – Diluted	1.72	1.34	3.90	3.39
Net cash provided by operating activities	236	184	616	475
Capital expenditures	90	79	247	218

Non-GAAP Financial Measures(2)
Consolidated AEBITDA(6)	$383	$375	$1,093	$1,038
Adjusted NPATA	163	153	435	406
Adjusted NPATA per share – Diluted (or EPSa)	2.12	1.81	5.56	4.73
Adjusted free cash flow	181	149	545	365

			As of
Balance Sheet Measures			September 30, 2026	December 31, 2025
Cash and cash equivalents			$139	$167
Total debt			4,981	5,163
Available liquidity(7)			1,059	927

(1) Principal face value of debt outstanding represents outstanding principal value of debt balances that conform to the presentation found in Note 10 to the Condensed Consolidated Financial Statements in our Form 10-Q for the quarter ended September 30, 2026.

(2) Represent non-GAAP financial measures. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) Represent forward-looking non-GAAP financial measures presented on a supplemental basis. Additional information on non-GAAP financial measures presented herein is available at the end of this release.

(4) Share repurchase activity is subject to necessary board approvals, capital allocation priorities and prevailing market conditions. Total shares outstanding are from the initiation of the prior share repurchase program in March of 2022.

(5) Recurring revenue includes Gaming operations (inclusive of Grover), ongoing Gaming systems maintenance, table service/rental agreements, SciPlay and iGaming revenues.
(6) Consolidated AEBITDA includes Corporate and other costs not allocated to the reportable business segments of $33 million and $35 million for the three months ended September 30, 2026 and 2025, respectively, and $103 million and $99 million for the nine months ended September 30, 2026 and 2025, respectively.

(7) Available liquidity is calculated as cash and cash equivalents plus remaining revolver capacity.

Third Quarter 2026 Financial Highlights
•Third quarter consolidated revenue decreased to $824 million as compared to $841 million, a 2% decrease versus the prior year period.
◦Gaming revenue performance is outlined below:
▪Gaming operations revenue, inclusive of Grover, increased 3% to $248 million, reflective of underlying growth in North American installed base and average daily revenue per unit;
▪Gaming machine sales increased 5% to $199 million as unit shipment timing normalized, with acceleration expected in the fourth quarter;
▪Gaming systems revenue declined 24% to $55 million, primarily due to lower hardware sales; and
▪Table products revenue fell 7% to $52 million, driven by timing of utility sales.
◦iGaming once again delivered double-digit quarterly revenue growth, increasing 13% compared to the prior year period, driven by 1PP content proliferation and partner network growth in North America.
◦SciPlay revenues decreased 12%, continuing to reflect ongoing softness of the broader social casino free-to-play market, partially offset by continued DTC revenue growth compared to the prior year period, expanding to 31% of total SciPlay revenue, as well as year-over-year improvement in average monthly revenue per paying user, up 5%.
•Net income was $133 million as compared to $114 million, a 17% increase from the prior year period, primarily driven by margin strength on our favorable revenue mix and ongoing operational efficiencies. Net income margin was up 2 percentage points to 16%.
Net income per share(1) was $1.72, compared to $1.34 in the prior year period, a 28% increase year-over-year.
•Consolidated AEBITDA(2) was $383 million, compared to $375 million in the prior year period. The 2% increase was driven by favorable revenue mix shifts and ongoing operational efficiencies that led to continued margin strength, with Consolidated AEBITDA margin(2) up 1 percentage point to 46%. Consolidated AEBITDA(2) includes Corporate and other costs, which are not allocated to the reportable business segments, of $33 million and $35 million for the three months ended September 30, 2026 and 2025, respectively.
•Adjusted NPATA(2) increased 7% to $163 million, versus $153 million in the prior year period, primarily benefiting from Consolidated AEBITDA(2) growth, strong margins and lower interest and stock-based compensation expense.
Adjusted NPATA per share (EPSa)(1)(2) increased 17% to $2.12, compared to $1.81 in the prior year period.
•Net cash provided by operating activities increased 28% to $236 million, compared to $184 million in the prior year period, reflecting strong underlying earnings generation, favorable timing of receivable collections and expenditures, and lower interest payments. The prior year period also had $13 million in costs related to the Grover acquisition and transition to an Australian Securities Exchange (“ASX”) sole primary listing.
•Adjusted free cash flow(2) was $181 million, compared to $149 million in the prior year period, a 21% increase. This reflects strong underlying earnings generation, favorable timing of receivable collections and expenditures, and lower interest payments. Capital expenditures were $90 million, compared to $79 million in the prior year period, driven predominantly by investments supporting Gaming operations growth, including Grover.
BUSINESS SEGMENT HIGHLIGHTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2026

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(3)(4)
	2026	2025	$	%	2026	2025	$	%	2026	2025	PP Change(4)
Gaming	$554	$558	$(4)	(1)%	$312	$305	$7	2%	56%	55%	1
SciPlay	173	197	(24)	(12)%	67	71	(4)	(6)%	39%	36%	3
iGaming	97	86	11	13%	37	34	3	9%	38%	40%	(2)
PP — percentage points.
(1) Per share amounts are calculated based on weighted average number of diluted shares.
(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) Segment AEBITDA Margin is calculated as segment AEBITDA as a percentage of segment revenue.
(4) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.

Third Quarter 2026 Business Segments Key Highlights
•    Gaming revenue was $554 million, down 1% compared to the prior year period.
◦Gaming operations grew $7 million, or 3%, benefiting from an increase in our North American installed base of 989 units(1), up 3% year-over-year to 36,974 units(1), including a more favorable mix of premium units.
▪Our North American premium installed base grew for the 25th consecutive quarter, with a unit increase of over 2,650 units(1) on a year-over-year basis or 571 units(1) on a sequential quarter-over-quarter basis, and now represents 58% of our total North American installed base mix(1).
▪Our diversified portfolio of successful game franchises and the continued proliferation of our COSMIC® lineup, LIGHTWAVE® and LIGHTWAVE SOLARTM cabinets continued to drive growth and strong performance.
▪Grover benefited from a sequential increase of 205 installed base units, and at period end it had over 12,750 units installed.
◦Gaming machine sales revenue increased 5% as unit shipment timing normalized, with further acceleration expected in the fourth quarter.
◦Gaming systems revenue decreased by 24%, primarily due to lower hardware sales.
◦Table products revenue decreased 7% due to timing of global utility sales.
◦AEBITDA was $312 million, up 2% compared to the prior year period due to favorable revenue mix shifts, a growing recurring revenue(2) base and ongoing operational efficiencies. Gaming margin expanded 1 percentage point to 56%.
•    SciPlay revenue was $173 million, down 12% compared to the prior year period. This was driven by continued softness in the social casino free-to-play market.
◦Daily Active Users, or DAU, remained relatively flat sequentially, while monetization remains a key focus, as AMRPPU(3) grew 5% year-over-year to $132.80.
◦DTC contributed $53 million in revenues, or 31% of SciPlay revenue for the quarter, compared to 20% and 29% for Q3 2025 and Q2 2026, respectively.
◦AEBITDA decreased 6% to $67 million, while margin increased 3 percentage points, primarily driven by margin enhancement initiatives and ongoing growth of the DTC platform.
•    iGaming revenue increased 13% to $97 million, representing another consecutive quarter of double-digit year-over-year revenue growth. The strong performance was driven by continued momentum in North America, underpinned by 1PP content proliferation and the expansion of our partner network.
◦AEBITDA increased 9% to $37 million, while margin decreased 2 percentage points to 38%, reflecting revenue mix changes and growth investment costs.
◦Wagers processed through our iGaming platform reached a quarterly record of $31.7 billion.

(1) Excludes Grover charitable gaming units.
(2) Recurring revenue includes Gaming operations (inclusive of Grover), ongoing Gaming systems maintenance, table service/rental agreements, SciPlay and iGaming revenues.
(3) Average Monthly Revenue Per Paying User.

Earnings Conference Call
As previously announced, Light & Wonder executive leadership will host a conference call on Wednesday, November 4, 2026 at 5:00 p.m. EST (Thursday, November 5, 2026 at 9:00 a.m. AEDT) to review the Company’s third quarter results.
To access the call live via a listen-only webcast and presentation, please visit explore.investors.lnw.com and click on the webcast link under the Events and Presentations section.
To access the call by telephone, please register for a unique PIN at the Investor Relations section of the Light & Wonder, Inc. website and dial: +1 (844) 543-0451 for U.S., +61 1800 491 687 for Australia or +1 (864) 991-4103 for International. Participants may pre-register at any time, including up to the call start time. A replay of the webcast will be archived in the Investors section on www.lnw.com.

About Light & Wonder
Light & Wonder, Inc. is a leading cross-platform global games company. Through our three unique, yet highly complementary business segments, we deliver unforgettable experiences by combining the exceptional talents of our 6,500+ member team, with a deep understanding of our customers and players. We create immersive content that forges lasting connections with players, wherever they choose to engage. At Light & Wonder, it’s all about the games. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more visit www.lnw.com.
You can access our filings with the U.S. Securities and Exchange Commission (“SEC”) through the SEC website at www.sec.gov, lodgements with the ASX through the ASX website at www.asx.com.au or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at explore.investors.lnw.com, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure. We also release material information to the ASX in compliance with the ASX Listing Rules.
The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document, and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACTS

Investor Relations	Media Relations
Rohan Gallagher	Randi Topham
EVP, Global Chief Corporate Affairs Officer ir@lnw.com	SVP, Global Marketing and Communications media@lnw.com

All ® notices signify marks registered in the United States. © 2026 Light & Wonder, Inc. All Rights Reserved.

Forward-Looking Statements
In this press release, Light & Wonder makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “target,” “should,” “could,” “potential,” “opportunity,” “goal,” or similar terminology. These statements are based on current Company management (“Management”) expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:
•our inability to successfully execute our strategy;
•slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
•risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability;
•difficulty predicting what impact new or increased tariffs imposed, and other trade actions taken, by the U.S. and foreign jurisdictions could have on our business;
•U.S. and international economic and industry conditions, including changes in consumer sentiment and discretionary spending, increases in benchmark interest rates and the effects of inflation;
•public perception of our response to environmental, social and governance (or “ESG”) issues;
•the effects of health epidemics, contagious disease outbreaks and public perception thereof;
•changes in, progress under, or the elimination of our share repurchase program;
•level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
•inability or failure to further reduce or refinance our indebtedness, or to achieve investment-grade level leverage profile;
•restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
•competition;
•inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
•risks and uncertainties of changes in U.K. gaming legislation, including any new or revised licensing and taxation regimes, responsible gambling requirements and/or sanctions on unlicensed providers;
•inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
•failure of our investments in artificial intelligence (“AI”) and infrastructure to achieve some or all of their intended benefits, including improved efficiency and growth, or the introduction of new or unforeseen risks by AI;
•failure to retain, and dependence on, key management and employees;
•unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war, armed conflicts or hostilities, the impact such events may have on our customers, suppliers, employees, consultants, business partners or operations, as well as management’s response to any of the aforementioned factors;
•changes in demand for our products and services;
•dependence on certain suppliers and manufacturers;
•SciPlay’s dependence on certain key providers;
•ownership changes and consolidation in the gaming industry;
•fluctuations in our results due to seasonality and other factors;
•the possibility that the Company may be unable to achieve expected financial, operational and strategic benefits of the Grover acquisition;
•risks associated with having a sole primary listing on the ASX, which could negatively affect the liquidity and trading prices of our common stock or CDIs, impact our investors’ ability to trade in our securities and our access to the capital markets and could lead to price variations and other impacts on holders of our securities;
•risks associated with having a sole primary listing on the ASX and remaining an SEC registrant, including significant compliance costs and risks of noncompliance;
•security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;
•protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;

•reliance on or failures in information technology and other systems;
•litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships;
•reliance on technological blocking systems;
•challenges or disruptions relating to the completion of the domestic migration of, and acquisition integrations into, our enterprise resource planning system;
•laws, government regulations and new or increased trade tariffs, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the Internet, including online gambling;
•legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, including Internet wagering, social gaming, prediction markets and sweepstakes;
•changes in tax laws or tax rulings, or the examination of our tax positions;
•opposition to legalized gaming or the expansion of such opposition and potential restrictions;
•significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
•expectations of the shift to regulated digital gaming;
•inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of Internet and other forms of digital gaming;
•the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and globally;
•incurrence of restructuring costs;
•goodwill impairment charges, including changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets;
•stock price volatility;
•failure to maintain adequate internal control over financial reporting;
•natural events, including natural disasters, extreme weather and other natural events related to climate change, that disrupt our operations, or those of our customers, suppliers or regulators; and
•expectations of growth in total consumer spending on social casino gaming.
Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC and lodgements with the ASX, including the Company’s Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and its latest Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 24, 2026 (including under the headings “Forward-Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws and ASX Listing Rules, we undertake no, and expressly disclaim any, obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
You should also note that this press release may contain references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us, and we do not make any representation as to the accuracy of that information. In general, we believe there is less publicly available information concerning the international gaming, charitable gaming, social and digital gaming industries than the same industries in the U.S.
Due to rounding, certain numbers presented herein may not precisely recalculate. Unless otherwise stated, ‘$’ denotes U.S. dollars.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenue:
Services	$599	$601	$1,794	$1,694
Products	225	240	646	730
Total revenue	824	841	2,440	2,424
Operating expenses:
Cost of services(1)	107	112	327	336
Cost of products(1)	94	105	277	311
Selling, general and administrative	212	219	660	644
Research and development	56	62	183	192
Depreciation, amortization and impairments	105	108	331	298
Restructuring and other	8	6	68	43
Total operating expenses	582	612	1,846	1,824
Operating income	242	229	594	600
Other (expense) income:
Interest expense	(80)	(84)	(243)	(229)
Loss on debt financing transactions	—	(4)	(2)	(5)
Other income (expense), net	5	(2)	29	1
Total other expense, net	(75)	(90)	(216)	(233)
Net income before income taxes	167	139	378	367
Income tax expense	(34)	(25)	(73)	(76)
Net income	$133	$114	$305	$291

Basic and diluted net income per share:
Basic	$1.74	$1.37	$3.97	$3.45
Diluted	$1.72	$1.34	$3.90	$3.39

Weighted average number of shares used in per share calculations:
Basic shares	76.4	83.5	77.0	84.2
Diluted shares	77.5	85.0	78.3	85.8

(1) Excludes depreciation, amortization and impairments.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	September 30,	December 31,
	2026	2025
Assets:
Cash and cash equivalents	$139	$167
Restricted cash	49	94
Receivables, net of allowance for credit losses of $26 and $29, respectively	632	689
Inventories, net	194	169
Prepaid expenses, deposits and other current assets	177	164
Total current assets	1,191	1,283

Restricted cash	4	5
Receivables, net of allowance for credit losses of $3 and $2, respectively	88	96
Property and equipment, net	355	348
Operating lease right-of-use assets	64	43
Goodwill	3,365	3,371
Intangible assets, net	688	808
Software, net	216	191
Deferred income taxes	290	254
Other assets	58	63
Total assets	$6,319	$6,462

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$64	$53
Accounts payable	136	189
Accrued liabilities	418	535
Income taxes payable	85	26
Total current liabilities	703	803

Deferred income taxes	11	11
Operating lease liabilities	51	29
Other long-term liabilities	214	264
Long-term debt, excluding current portion	4,917	5,110
Total stockholders’ equity	423	245
Total liabilities and stockholders’ equity	$6,319	$6,462

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Cash flows from operating activities:
Net income	$133	$114	$305	$291
Adjustments to reconcile net income to net cash provided by operating activities	140	185	386	410
Changes in working capital accounts, excluding the effects of acquisitions	(37)	(115)	(75)	(226)
Net cash provided by operating activities	236	184	616	475
Cash flows from investing activities:
Capital expenditures	(90)	(79)	(247)	(218)
Acquisitions of businesses and assets, net of cash acquired and other	—	—	1	(861)
Net cash used in investing activities	(90)	(79)	(246)	(1,079)
Cash flows from financing activities:
(Payments) proceeds of long-term debt, net	(156)	95	(191)	1,079
Payments of debt issuance and deferred financing costs	—	(13)	(2)	(18)
Payments on license obligations	(13)	(16)	(22)	(28)
Payments of contingent acquisition consideration	—	—	—	(2)
Purchase of L&W common stock	—	(110)	(163)	(380)
Purchase of L&W common stock held in trust for stock-based compensation plans	(30)	—	(30)	—
Net redemptions of common stock under stock-based compensation plans and other	(5)	(4)	(37)	(39)
Net cash (used in) provided by financing activities	(204)	(48)	(445)	612
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	1	1	9
(Decrease) increase in cash, cash equivalents and restricted cash	(58)	58	(74)	17
Cash, cash equivalents and restricted cash, beginning of period	250	271	266	312
Cash, cash equivalents and restricted cash, end of period	$192	$329	$192	$329

Supplemental cash flow information:
Cash paid for interest	$63	$89	$225	$226
Income taxes paid	29	23	68	94
Supplemental non-cash transactions:
Non-cash interest expense	$3	$2	$8	$7

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED AEBITDA, NORMALIZED EBITDA, NORMALIZED EBITA, ADJUSTED NPATA, AND ADJUSTED NPAT, SUPPLEMENTAL BUSINESS SEGMENT DATA AND RECONCILIATION TO CONSOLIDATED AEBITDA MARGIN
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Reconciliation of Net Income to Consolidated AEBITDA
Net income	$133	$114	$305	$291
Restructuring and other(1)	8	6	68	43
Other (income) expense, net	(1)	6	(17)	9
Loss on debt financing transactions	—	4	2	5
Income tax impact on adjustments	(2)	(4)	(11)	(13)
Adjusted NPAT	138	126	347	335
Amortization of acquired intangibles and impairments(2)	31	35	110	92
Income tax impact on adjustments	(6)	(8)	(22)	(21)
Adjusted NPATA	163	153	435	406
Interest expense	80	84	243	229
Income tax expense and adjustments	42	37	106	110
Normalized EBITA(3)	285	274	784	745
Depreciation and amortization expense	74	73	221	206
Normalized EBITDA	359	347	1,005	951
Stock-based compensation	24	28	88	87
Consolidated AEBITDA	$383	$375	$1,093	$1,038

Supplemental Business Segment Data
Business segments AEBITDA
Gaming	$312	$305	$889	$839
SciPlay	67	71	204	209
iGaming	37	34	103	89

Reconciliation to Consolidated AEBITDA Margin
Net income	$133	$114	$305	$291
Consolidated AEBITDA	383	375	1,093	1,038
Revenue	824	841	2,440	2,424
Net income margin	16%	14%	13%	12%
Consolidated AEBITDA margin (Consolidated AEBITDA/Revenue)	46%	45%	45%	43%

(1) Refer to the Consolidated AEBITDA definition below for a description of items included in restructuring and other.
(2) Includes $2 million in impairment charges for the three months ended September 30, 2025, and $11 million and $5 million for the nine months ended September 30, 2026 and 2025, respectively.
(3) Represents normalized earnings before interest, taxes and amortization of acquired intangibles and impairments. Refer to non-GAAP financial measure definitions below for further details.

LIGHT & WONDER, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME PER SHARE TO ADJUSTED NPATA PER SHARE ON DILUTED BASIS
(Unaudited, in per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Reconciliation of Net Income Per Share to Adjusted NPATA Per Share
Net income per share – Diluted	$1.72	$1.34	$3.90	$3.39
Amortization of acquired intangibles and impairments	0.42	0.42	1.40	1.08
Restructuring and other	0.10	0.07	0.87	0.50
Other (income) expense, net	(0.02)	0.07	(0.21)	0.11
Loss on debt financing transactions	—	0.04	0.02	0.05
Income tax impact on adjustments	(0.10)	(0.13)	(0.42)	(0.40)
Adjusted NPATA per share – Diluted	$2.12	$1.81	$5.56	$4.73

LIGHT & WONDER, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data or as otherwise noted)
	Three Months Ended
	September 30,	September 30,	June 30,
	2026	2025	2026
Gaming Business Segment Supplemental Financial Data:
Revenue by Line of Business:
Gaming operations(1)	$248	$241	$247
Gaming machine sales	199	189	184
Gaming systems	55	72	61
Table products	52	56	62
Total revenue	$554	$558	$554
Gaming Operations:
U.S. and Canada:(1)
Installed base at period end	49,750	47,274	48,639
Average daily revenue per unit	$47.98	$47.14	$48.88
International:(2)
Installed base at period end	18,103	19,494	18,408
Average daily revenue per unit	$18.03	$16.19	$16.38
Gaming Machine Sales:
U.S. and Canada new unit shipments	5,879	6,021	4,973
International new unit shipments	3,027	2,587	3,823
Total new unit shipments	8,906	8,608	8,796
Average sales price per new unit	$20,599	$19,637	$18,936
Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	4,938	5,481	4,939
Casino opening and expansion units	941	540	34
Total unit shipments	5,879	6,021	4,973
International unit shipments:
Replacement units	2,945	2,550	3,481
Casino opening and expansion units	82	37	342
Total unit shipments	3,027	2,587	3,823
SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Third-party platforms and other(3)	$120	$157	$129
Direct-to-consumer platforms	53	40	53
Total revenue	$173	$197	$182
In-App Purchases:
Average MAU(4)	4.6	5.2	4.6
Average DAU(5)	1.8	2.0	1.9
ARPDAU(6)	$1.03	$1.08	$1.06
Average MPU(7) (in thousands)	426	514	447
AMRPPU(8)	$132.80	$126.23	$133.80
Payer Conversion Rate(9)	9.3%	10.0%	9.7%
iGaming Business Segment Supplemental Data:
Wagers processed through Open Gaming System (in billions)	$31.7	$28.0	$31.3
(1) Inclusive of Grover charitable gaming installed base.
(2) Units exclude those related to game content licensing.
(3) Other primarily represents advertising revenue, which was not material for the periods presented.
(4) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(5) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(6) ARPDAU = Average Revenue Per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.
(7) MPU = Monthly Paying Users is the number of individual users who made an in-game purchase during a particular month.
(8) AMRPPU = Average Monthly Revenue Per Paying User is calculated by dividing average monthly revenue by average MPUs for the applicable time period.
(9) Payer conversion rate is calculated by dividing average MPU for the period by the average MAU for the same period.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO CONSOLIDATED AEBITDA
(Unaudited, in millions)

	Twelve Months Ended
	September 30, 2026	June 30, 2026	December 31, 2025
Net income	$289	$271	$276
Restructuring and other	244	242	219
Depreciation, amortization and impairments	438	441	406
Other (income) expense, net	(10)	(3)	13
Interest expense	327	330	314
Income tax expense	86	77	89
Stock-based compensation	122	126	121
Loss on debt financing transactions	2	6	5
Consolidated AEBITDA	$1,498	$1,490	$1,443

RECONCILIATION OF GROVER OPERATING INCOME TO GROVER ADJUSTED EBITDA
(Unaudited, in millions)
			For the Period
			from January 1, 2025
			to May 15, 2025
Grover Charitable Gaming operating income			$40
Depreciation and amortization			6
Grover Adjusted EBITDA(1)			$46

			Twelve Months Ended
			December 31, 2025
Combined AEBITDA(2)			$1,489

RECONCILIATION OF PRINCIPAL FACE VALUE OF DEBT OUTSTANDING TO NET DEBT, NET DEBT LEVERAGE RATIO AND COMBINED NET DEBT LEVERAGE RATIO
(Unaudited, in millions, except for ratios)
	As of
	September 30, 2026	June 30, 2026	December 31, 2025
Consolidated/Combined AEBITDA(2)	$1,498	$1,490	$1,489

Total debt	$4,981	$5,132	$5,163
Add: Unamortized debt discount/premium and deferred financing costs, net	38	40	44
Principal face value of debt outstanding	5,019	5,172	5,207
Less: Cash and cash equivalents	139	148	167
Net debt	$4,880	$5,024	$5,040

Net debt leverage ratio	3.3	3.4	3.5
Combined net debt leverage ratio(3)	n/a	n/a	3.4

n/a — not applicable.
(1) Grover Adjusted EBITDA, a non-GAAP measure, is unaudited and based on preliminary estimates and assumptions. See below for further description and disclaimers associated with this non-GAAP measure.
(2) Combined AEBITDA consists of Consolidated AEBITDA and Grover Adjusted EBITDA. Refer to non-GAAP financial measure definitions below for further details.
(3) Combined net debt leverage ratio represents Net debt divided by Combined AEBITDA. Refer to non-GAAP financial measure definitions below for further details.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW AND ADJUSTED FREE CASH FLOW
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,
	2026	2025	2026	2025	2025
Net cash provided by operating activities	$236	$184	$616	$475	$794
Less: Capital expenditures	(90)	(79)	(247)	(218)	(310)
Less: Payments on license obligations	(13)	(16)	(22)	(28)	(36)
Add: Change in restricted cash impacting working capital	48	47	46	47	4
Free cash flow	181	136	393	276	452
Add: Legal settlements and related	—	—	137	73	75
Add: Strategic initiatives and M&A transactions costs(1)	—	13	15	16	18
Adjusted free cash flow	$181	$149	$545	$365	$545

(1) Professional fees, services and other costs related to strategic initiatives, the Grover acquisition and transition to an ASX sole primary listing.

Non-GAAP Financial Measures
Management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Adjusted NPAT, Adjusted NPATA, Adjusted NPATA per share (on a diluted basis) (also referred to as EPSa), Normalized EBITA, Normalized EBITDA, Consolidated AEBITDA, Grover Adjusted EBITDA, Combined AEBITDA, Consolidated AEBITDA margin, Free cash flow, Adjusted free cash flow, Net debt, Net debt leverage ratio and Combined net debt leverage ratio (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP and should be read in conjunction with the Company’s financial statements filed with the SEC and lodged with the ASX. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.
Following our transition to a sole primary listing on the ASX, Management introduced usage of Adjusted NPAT, Adjusted NPATA, Adjusted NPATA per share (EPSa), Normalized EBITA and Normalized EBITDA, all of which are non-GAAP financial measures and are widely used to measure the performance as well as a principal basis for valuation of gaming and other companies listed on the ASX.
Specifically, Management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the Company’s operations; (ii) facilitate Management’s internal and external comparisons of the Company’s consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.
In addition, Management uses Consolidated AEBITDA and Consolidated AEBITDA margin to facilitate its external comparisons of the Company’s consolidated results to the historical operating performance of other companies that may have different capital structures and debt levels.
Following the closing of the Grover acquisition, Management introduced usage of certain of these non-GAAP financial measures on a “Combined” basis. Combined non-GAAP financial measures include results for both the Company and Grover on a combined basis, inclusive of periods prior to the closing of the acquisition. The Combined measures do not reflect any pro forma adjustments or other adjustments for costs related to integration activities, cost savings or other synergies that have been or may have been achieved if the business combination occurred as of the beginning of the applicable twelve-month period. We cannot assure you that such measures would not be materially different if such information were audited or that our actual results would not differ materially from the Combined measures if the acquisition had been completed as of the beginning of the applicable twelve-month period.
Management uses Net debt, Net debt leverage ratio and Combined net debt leverage ratio in monitoring and evaluating the Company’s overall liquidity, financial flexibility and leverage.
Management believes that these non-GAAP financial measures are useful as they provide Management and investors with information regarding the Company’s financial condition and operating performance that is an integral part of Management’s reporting and planning processes. In particular, Management believes Adjusted NPAT, Adjusted NPATA, Adjusted NPATA per share, Normalized EBITA and Normalized EBITDA are useful for investors because they provide investors with additional perspective on performance, as the measures eliminate the effects of, as applicable, amortization of acquired intangible assets, restructuring, transaction, integration, certain other items, and the income tax impact on such adjustments, which Management believes are less indicative of the ongoing underlying performance of operations and are better evaluated separately. These measures are widely used to measure performance of gaming and other companies listed on the ASX.
Management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that Management believes are less indicative of the ongoing underlying performance of the Company’s operations (as more fully described below) and are better evaluated separately. Management believes that Free cash flow and Adjusted free cash flow provide useful information regarding the Company’s liquidity and its ability to service debt and fund investments.
Management believes that the Combined measures are useful to investors because they provide additional information regarding the combined business of the Company and Grover across the periods being presented, allowing for more meaningful comparisons of overall liquidity, financial flexibility and leverage.
Management also believes that Free cash flow and Adjusted free cash flow are useful for investors because they provide investors with important perspectives on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment, necessary license payments to support the ongoing business operations, adjustments for changes in restricted cash impacting working capital, and, in the case of Adjusted free cash flow, further adjustments for legal settlements and strategic initiatives cash payments.
Adjusted NPAT and Adjusted NPATA
Adjusted NPAT and Adjusted NPATA, as used herein, are non-GAAP financial measures that are presented as supplemental disclosures of the Company’s operations and are reconciled to net income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Consolidated AEBITDA, Normalized EBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin,” which includes reconciliations for several non-GAAP financial measures. Adjusted NPAT and Adjusted NPATA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company’s financial statements filed with the SEC and lodged with the ASX. Adjusted NPAT and Adjusted NPATA may differ from similarly titled measures presented by other companies.
Adjusted NPAT is reconciled to Net income and includes the following adjustments, as applicable: (1) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs, strategic initiatives and other unusual items; (2) Loss on debt financing transactions; (3) Change in fair value of investments and Gain on remeasurement of debt and other; (4) Income tax impact on adjustments; and (5) Other (income) expense, net, including foreign currency gains or losses and earnings from equity investments. Adjusted NPATA is reconciled to Net income and includes the following incremental adjustments to those used to reconcile Adjusted NPAT: (1) Amortization of acquired intangible assets; (2) Non-cash asset and goodwill impairments; and (3) Income tax impact on adjustments. Adjusted NPATA target denotes a non-GAAP financial measure. We are not providing a forward-looking quantitative reconciliation of Adjusted NPATA target to the most directly comparable GAAP measure because we are unable to do so without unreasonable efforts or to reasonably estimate the projected outcome of certain significant items. These items are uncertain, depend on various factors out of our control and could have a material impact on the corresponding measures calculated in accordance with GAAP.
Adjusted NPATA Per Share – Diluted (EPSa)
Adjusted NPATA per share (EPSa), as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s operations on diluted basis and is reconciled to diluted net income per share as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income Per Share to Adjusted NPATA Per Share on Diluted Basis.” Adjusted NPATA per share should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company’s financial statements filed with the SEC and lodged with the ASX. Adjusted NPATA per share may differ from similarly titled measures presented by other companies. Adjusted NPATA per share is reconciled to diluted net income per share and includes the same adjustments with respect to Adjusted NPATA as described in the schedule titled “Reconciliation of Consolidated AEBITDA, Normalized EBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin” in per share amounts. Adjusted NPATA per share target, or Targeted EPSa, denotes a non-GAAP financial measure. We are not providing a forward-looking quantitative reconciliation of Adjusted NPATA per share target to the most directly comparable GAAP measure because we are unable to do so without unreasonable efforts or to reasonably estimate the projected outcome of certain significant items. These items are uncertain, depend on various factors out of our control and could have a material impact on the corresponding measures calculated in accordance with GAAP.
Normalized EBITA and Normalized EBITDA
Normalized EBITA and Normalized EBITDA, as used herein, are non-GAAP financial measures that are presented as supplemental disclosures of the Company’s operations and are reconciled to net income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Consolidated AEBITDA, Normalized EBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin,” which includes reconciliations for several non-GAAP financial measures. Normalized EBITA and Normalized EBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company’s financial statements filed with the SEC and lodged with the ASX. Normalized EBITA and Normalized EBITDA may differ from similarly titled measures presented by other companies.
Normalized EBITA is reconciled to Net income and includes the following adjustments, as applicable: (1) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs, strategic initiatives and other unusual items; (2) Loss on debt financing transactions; (3) Change in fair value of investments and Gain on remeasurement of debt and other; (4) Other (income) expense, net, including foreign currency gains or losses and earnings from equity investments; (5) Amortization of acquired intangible assets; (6) Non-cash asset and goodwill impairments; (7) Interest expense; and (8) Income tax expense and impact on adjustments. Normalized EBITDA is reconciled to Net income and, along with the adjustments used to reconcile Normalized EBITA, includes an adjustment for depreciation and amortization expense.
Consolidated AEBITDA
Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s operations and is reconciled to net income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Consolidated AEBITDA, Normalized EBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin,” which includes reconciliations for several non-GAAP financial measures. Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company’s financial statements filed with the SEC and lodged with the ASX. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.

Consolidated AEBITDA is reconciled to Net income and includes the following adjustments, as applicable: (1) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs, strategic initiatives and other unusual items; (2) Depreciation, amortization and impairment charges and Goodwill impairments; (3) Loss on debt financing transactions; (4) Change in fair value of investments and Gain on remeasurement of debt and other; (5) Interest expense; (6) Income tax expense and impact on adjustments; (7) Stock-based compensation; and (8) Other (income) expense, net, including foreign currency gains or losses and earnings from equity investments. AEBITDA is presented exclusively as our segment measure of profit or loss. Consolidated AEBITDA target denotes a non-GAAP financial measure. We are not providing a forward-looking quantitative reconciliation of Consolidated AEBITDA target to the most directly comparable GAAP measure because we are unable to do so without unreasonable efforts or to reasonably estimate the projected outcome of certain significant items. These items are uncertain, depend on various factors out of our control and could have a material impact on the corresponding measures calculated in accordance with GAAP.
Grover Adjusted EBITDA
Grover Adjusted EBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure, is unaudited and based on preliminary estimates and assumptions, and is reconciled to Grover Charitable Gaming’s operating income, the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Grover Operating Income to Grover Adjusted EBITDA.” Grover Adjusted EBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company’s financial statements filed with the SEC and lodged with the ASX. Grover Adjusted EBITDA may differ materially from similarly titled measures presented by other companies, including Consolidated AEBITDA, and is presented solely for the purposes of calculating and reconciling Combined AEBITDA and calculating Combined net debt leverage ratio, including periods prior to the acquisition. Grover Adjusted EBITDA is not calculated consistently with Consolidated AEBITDA, and includes different adjustments based on the unaudited and preliminary financial statements provided by Grover’s management prior to the closing of the acquisition.
Grover Adjusted EBITDA is reconciled to Grover Charitable Gaming’s operating income, and includes the following adjustments, as applicable: (1) depreciation and amortization; (2) other income/expenses primarily related to non-operating gain and losses; and (3) elimination of certain non-recurring distribution costs expected to be eliminated in connection with the consummation of the acquisition and certain other immaterial adjustments.
Combined AEBITDA
Combined AEBITDA, as used herein, is a non-GAAP financial measure that combines Consolidated AEBITDA and Grover Adjusted EBITDA and is presented as a supplemental disclosure. Combined AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company’s financial statements filed with the SEC and lodged with the ASX. Combined AEBITDA may differ from similarly titled measures presented by other companies and is presented only for purposes of calculating and reconciling Combined net debt leverage ratio.
Consolidated AEBITDA Margin
Consolidated AEBITDA margin, as used herein, represents our Consolidated AEBITDA (as defined above) calculated as a percentage of consolidated revenue. Consolidated AEBITDA margin is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net income, the most directly comparable GAAP measure, in the schedule above titled “Reconciliation of Consolidated AEBITDA, Normalized EBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin.”
Free Cash Flow and Adjusted Free Cash Flow
Free cash flow, as used herein, represents net cash provided by operating activities less total capital expenditures, less payments on license obligations, plus payments of contingent acquisition consideration and adjusted for changes in restricted cash impacting working capital. Adjusted free cash flow is further adjusted for legal settlements and strategic initiatives cash payments. Free cash flow and Adjusted free cash flow are non-GAAP financial measures that are presented as supplemental disclosures for illustrative purposes only and are reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in the schedule above titled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow.”
Net Debt, Net Debt Leverage Ratio and Combined Net Debt Leverage Ratio
Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities and Senior Notes, which are described in Note 14 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and in Note 10 of the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2026.
Net debt leverage ratio, as used herein, represents Net debt divided by Consolidated AEBITDA. Combined net debt leverage ratio, as used herein, represents Net debt divided by Combined AEBITDA. The forward-looking non-GAAP financial measure targeted net debt leverage ratio is presented on a supplemental basis and does not reflect Company guidance. We are not providing a forward-looking quantitative reconciliation of targeted net debt leverage ratio to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP reported results for the relevant period.

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